                                                    OMB APPROVAL
                                               -------------------------------

                                               OMB Number:          3235-0145
                                               Expires:             _________
                                               Estimated average burden
                                               hours per response.......14.90


                                  UNITED STATES
                        SECURITI SECURITIES AND EXCHANGE
                                   COMMISSION
                             WASHINGTON, D.C. 20549

                                  SCHEDULE 13G
                    Information to be included in Statements
                  filed pursuant To Rules 13d-1(b),(c), and (d)
                    and Amendments thereto filed pursuant to
                                  Rule 13d-2(b)


                    UNDER THE SECURITIES EXCHANGE ACT OF 1934
                            (AMENDMENT NO. ________)*

                           OMNI Energy Services Corp.
                           --------------------------
                                (Name of Issuer)

                     Common Stock, $0.01 par value per share
                     ---------------------------------------
                         (Title of Class of Securities)

                                   68210 T1 09
                                   -----------
                                 (CUSIP Number)

                               September 22, 2004
                               ------------------
             (Date of Event Which Requires Filing of this Statement)


Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

[ ]      Rule 13d-1(b)
|X|      Rule 13d-1(c)
[ ]      Rule 13d-1(d)


The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes.)

                         (CONTINUED ON FOLLOWING PAGES)

                                  SCHEDULE 13G


--------------------------------------------------------------------------------
CUSIP NO. 68210T109                                           PAGE 2 OF 5 PAGES
          ---------                                               ---  ---
--------------------------------------------------------------------------------
   1     NAME OF REPORTING PERSON
         S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

         Dennis Sciotto
--------------------------------------------------------------------------------

   2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A
         GROUP*
                                                                         (a) [ ]

                                                                         (b) [ ]
--------------------------------------------------------------------------------
   3     SEC USE ONLY

--------------------------------------------------------------------------------
   4     CITIZENSHIP OR PLACE OF ORGANIZATION

         United States
--------------------------------------------------------------------------------

NUMBER OF                  5  SOLE VOTING POWER
SHARES                        602,200
BENEFICIALLY               -----------------------------------------------------
OWNED BY                   6  SHARED VOTING POWER
 EACH                          10,000
REPORTING                  -----------------------------------------------------
PERSON                     7  SOLE DISPOSITIVE POWER
 WITH                          602,200
                           -----------------------------------------------------
                           8  SHARED DISPOSITIVE POWER
                               10,000
--------------------------------------------------------------------------------
   9     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

          612,200
--------------------------------------------------------------------------------
  10     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*
                                                                            [ ]
--------------------------------------------------------------------------------
  11     PERCENT OF CLASS REPRESENTED BY AMOUNT ROW (9)

         5.3%
--------------------------------------------------------------------------------
  12     TYPE OF REPORTING PERSON*

         IN
--------------------------------------------------------------------------------

                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

                                                              PAGE 3 OF 5 PAGES
                                                                  ---  ---

ITEM 1(a).        NAME OF ISSUER:
                  OMNI Energy Services Corp.

ITEM 1(b).        ADDRESS OF ISSUER'S PRINCIPAL EXECUTIVE OFFICES
                  4500 N.E. Evangeline Thruway, Carencro, LA 70520


ITEM 2(a).        NAME OF PERSON FILING
                  Dennis Sciotto

ITEM 2(b). ADDRESS OF PRINCIPAL BUSINESS OFFICE OR, IF NONE, RESIDENCE 7315 El Fuerte Street, Carlsbad, NM 92009

ITEM 2(c).        CITIZENSHIP
                  United States

ITEM 2(d).        TITLE OF CLASS OF SECURITIES
                  Common Stock

ITEM 2(e).        CUSIP NO.
                  68210 T1 09

ITEM 3. IF THIS STATEMENT IS FILED PURSUANT TO RULES 13D-1(b), OR 13D-2(b) OR (c), CHECK WHETHER THE PERSON FILING IS A:

                  N/A

ITEM 4.           OWNERSHIP

                  (a) Amount beneficially owned:   612,200
                  (b) Percent of class: 5.3%
                  (c) Number of shares as to which such person has
                      (i)   sole power to vote or to direct the vote: 602,200
                      (ii)  shared power to vote or to direct the vote: 10,000
                      (iii) sole power to dispose or to direct the
                            disposition: 602,200
                      (iv) shared power to dispose or to direct the disposition: 10,000

ITEM 5.           OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS
                  N/A

ITEM 6.           OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER
                  PERSON
                  N/A

ITEM 7. IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY

                  N/A

                                                              PAGE 4 OF 5 PAGES
                                                                  ---  ---


ITEM 8.           IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP

                  N/A

ITEM 9.           NOTICE OF DISSOLUTION OF GROUP

                  N/A

ITEM 10.          CERTIFICATION

                  By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired an are not held in connection with or as a participant in any transaction having that purpose or effect.

                                                              PAGE 5 OF 5 PAGES
                                                                  ---  ---

                                   SIGNATURES

         After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


Date:  October 31, 2004

                                                      By: /s/ Dennis Sciotto
                                                         ----------------------
                                                          Dennis Sciotto